Exhibit 5.1

50 West Liberty Street, Suite 750 Reno, Nevada 89501 Main 775.323.1601 Fax 775.348.7250	A Professional Law Corporation

May 21, 2026

The Board of Directors

Ealixir, Inc.

1395 Brickell Ave., Ste. 800

Miami, FL 33131

Re: Ealixir, Inc. – Form S-1

Ladies and Gentlemen:

We have acted as Nevada counsel to Ealixir, Inc., a Nevada corporation (the “Company”), in connection with the offering and resale of securities of the Company pursuant to a Registration Statement on Form S-1 (File No. 333-295480) (as amended through the date hereof, the “Registration Statement”) initially filed on May 1, 2026 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the public offering of an aggregate of 22,602,658 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) held by selling stockholders.

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We have made such examination as we have deemed necessary for the purpose of this opinion letter. Based upon such examination, it is our opinion that the Shares have been duly authorized, and when the Registration Statement has become effective under the Securities Act and when the Shares are sold in accordance with terms described in the section entitled “Plan of Distribution” in the Registration Statement, the Shares will be, validly issued, fully paid and non-assessable.

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement. In connection with this opinion letter, we have examined and relied on the representations and warranties as to factual matters in the Registration Statement. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

Ealixir, Inc.

May 21, 2026

Page Two

This opinion letter is given as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

We consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

PARSONS BEHLE & LATIMER